EXHIBIT 10.13

AMENDED AND RESTATED

SUPPLY AGREEMENT

BETWEEN

STOLLE MILK BIOLOGICS, INC.

AND

NUVIM, INC.

          Supply Agreement, dated as of May 1, 2004, by and between Stolle Milk Biologics, Inc. (“SMBI”), a Delaware corporation, with its principal office at 6954 Cornell Road, Suite 400, Cincinnati, Ohio 45242, and NuVim, Inc. (“NuVim”), a Delaware corporation, with its principal office at 12 Route 17, Suite 210, Paramus, NJ 07652.

W I T N E S S E T H:

          WHEREAS, SMBI and NuVim entered into a Supply Agreement dated as of January 1, 2000 and now desire to cancel that Agreement and enter into a new Supply Agreement; and

          WHEREAS, SMBI is the manufacturer of products based on milk obtained from cows that have been hyperimmunized using SMBI’s proprietary vaccine technology; and

          WHEREAS, NuVim wishes to continue to engage SMBI to manufacture certain Products (as defined below) for, and supply such Products to, NuVim on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1.     DEFINITIONS

          1.1          Certain Definitions.  The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

          (a)          “Agreement” means this Supply Agreement.

          (b)          “Confidential Information” means any information that in any way shall relate to a party hereto or any affiliate thereof, including, without limitation, its products, business, know-how, methods, trade secrets and technology, that shall be furnished or disclosed to the other party hereto in connection with this Agreement and shall include all information disclosed by one party to the other party that would be reasonably recognized as confidential or proprietary information; provided, however, Confidential Information shall not include any information that:

                         (i)           at the time of disclosure, is generally available to the public;

                         (ii)          after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;

                         (iii)         becomes available to the recipient of such information from a third party that is not legally prohibited from disclosing such Confidential Information; provided, that such Confidential Information was not acquired directly or indirectly from the disclosing party or its affiliates;

                         (iv)         the recipient of which can demonstrate was developed by or for such recipient independent of the disclosure by the disclosing party or its affiliates hereunder; or

                         (v)          is required to be disclosed by legal or judicial process; provided, in each case, the party so disclosing information timely informs the other party, uses its best efforts to limit the disclosure required by such legal or judicial process and maintain confidentiality, and permits the other party to attempt, by appropriate legal means, to limit such disclosure.

          (c)           “Products” means the products described and identified on Exhibit A hereto and such other products that are hereafter mutually agreed to be added to this Agreement by SMBI and NuVim in accordance with the procedures for amendment to this Agreement.

          (d)          “Specifications” means the specifications for the Products set forth on Exhibit B to this Agreement, which may be changed and amended from time to time by written agreement of SMBI and NuVim to meet any applicable regulatory requirements or any necessary processing requirements or as may otherwise be agreed.

ARTICLE 2.     SUPPLY OF PRODUCTS;
ORDERS; FORECASTS; DELIVERY; ETC.

          2.1          Supply of Products.  SMBI hereby agrees to supply and sell to NuVim, and NuVim agrees to purchase from SMBI, the Products during the Term (as defined in Section 6.1 hereof), subject to the terms and conditions of this Agreement.

          2.2          Purchase Orders.  NuVim shall from time to time purchase Products hereunder by submitting purchase orders, substantially in the form of the purchase order attached hereto as Exhibit C (with such changes as shall be, from time to time, mutually agreed in writing between SMBI and NuVim), to SMBI for Products.  To the extent any purchase order, or any acceptance documentation of SMBI, has terms, conditions or provisions inconsistent with the terms, conditions or provisions of this Agreement, the terms, conditions and provisions of this Agreement shall control.

          2.3          Forecasts.  Commencing with the date of this Agreement, at least ten days prior to the end of each calendar quarter, NuVim shall provide to SMBI a forecast of NuVim’s requirements for Products for the subsequent 12 months on a monthly basis.  NuVim shall be required to purchase each first quarter’s forecasts no later than the end of such three-month period.  The remaining nine-month forecast shall represent NuVim’s best estimate of its requirement for each of the Products during such remaining term.  NuVim agrees to promptly inform SMBI regarding any material changes to its estimated forecasts.

          2.4          Annual Minimum Purchases. On or about June 1st of each year during the Term of this Agreement, the parties shall begin to negotiate in good faith to establish a minimum quantity of Product to be purchased by NuVim during the next calendar year (“Minimum Purchase Requirement”) and agree on production and supply plans for the next calendar year.  Notwithstanding the foregoing, the Minimum Purchase Requirements for CY 2004 will be NuVim’s actual purchases and for CY 2005 and CY 2006 shall be the volume forecast for these years as stated in a prospectus to be prepared for an initial public offering of NuVim stock which the company  plans to make prior to December 31, 2004 (the “IPO”).  In the event that NuVim does not make the IPO prior to March 31, 2005, then the Minimum Purchase Requirement for CY2005 shall be, respectively, twelve (12) metric tons.  For the years CY 2007 through 2010 (and for the year 2006, if no volume forecast is stated in the prospectus prepared for the IPO), if no agreement is reached on a Minimum Purchase Requirement by September 1st of the preceding year, then the Minimum Purchase Requirement for each such annual period for each Product shall be the greater of (i) NuVim’s actual purchases hereunder during the prior calendar year or (ii) 115% of the Minimum Purchase Requirement for the prior calendar year.  For each year after CY 2010, if no agreement is reached on a Minimum Purchase Requirement by September 1st of the preceding year, then the Minimum Purchase Requirement for each such annual period for each Product shall be the greater of (i) the actual purchases by NuVim during the prior calendar year or (ii) the Minimum Purchase Requirement for the prior calendar year.  For each calendar year in which NuVim fails to purchase its Minimum Purchase Requirement, NuVim shall pay to SMBI a sum equal to the contract price for the short fall amount of Product not purchased.  If NuVim fails to purchase in any two consecutive  years the applicable Minimum Purchase Requirement, regardless of whether NuVim has fulfilled its make-up payment obligation under the preceding sentence, then SMBI agrees to negotiate in good faith a non-exclusive supply agreement on terms and conditions similar to those offered other customers of SMBI.

          2.5          Delivery Terms.  SMBI shall use commercially reasonable efforts to ensure that Products ordered by NuVim in accordance with this Agreement are shipped in accordance with the delivery dates specified in any related purchase orders, and SMBI shall notify NuVim promptly of any significant anticipated delay.  All Products shall be delivered F.O.B., SMBI’s port of entry or distribution facility (the “SMBI Facility”).  NuVim shall arrange for shipping and transporting Products from the SMBI Facility or port of entry and shall be responsible for the payment of shipping, insurance and related costs for delivery to its facility.  Title and risk of loss shall pass to NuVim upon the delivery of Products to NuVim at the SMBI Facility or port of entry.  All Products shall be delivered either in bags or bulk tote bins, as specified by NuVim and as reasonably available to SMBI at such time.  To the extent SMBI has any shortage of Product, such shortage will be allocated among SMBI’s customers in proportion to the average volume of Product purchased by each customer during the most recent twelve months.

ARTICLE 3.     SPECIFICATIONS; INSPECTION OF PRODUCTS

          3.1          Specifications.  Products supplied by SMBI to NuVim under this Agreement shall conform to the Specifications agreed to between SMBI and its suppliers and as amended from time to time.

          3.2          Inspection.  NuVim agrees to inspect all shipments of Products received by it from SMBI to determine whether or not the Products are in conformity with the Specifications.  In the event that, in the reasonable opinion of NuVim, any portion of any Product shipped to NuVim by SMBI fails, at the time of shipment, to conform to the Specifications for such Product, NuVim may reject the non-conforming Product by giving written notice to SMBI within thirty (30) days of its receipt of the Product, which notice shall reasonably specify the manner in which such Product failed to meet the Specifications.  Failing such notification, NuVim shall be deemed to have accepted the Product.  In the event SMBI disputes NuVim’s determination that any Product failed to meet the Specifications at the time of shipment by SMBI, then SMBI and NuVim shall cooperate in good faith to resolve such dispute within thirty (30) days from the date of NuVim’s notice.  In the event SMBI and NuVim shall be unable to resolve such dispute, the Parties shall promptly submit such dispute to an independent laboratory mutually selected by SMBI and NuVim (which selection shall not be unreasonably withheld by either party) for resolution.  The findings of the laboratory shall be binding upon SMBI and NuVim and the cost of such resolution shall be paid by the non-prevailing party.  NuVim shall not dispose of any Product claimed by it not to comply with the Specifications or other terms and conditions of this Agreement until resolution of any dispute regarding such Product.  SMBI shall promptly replace any Product that does not comply with the Specifications or other terms and conditions of this Agreement at its sole cost and expense.

ARTICLE 4.     PAYMENT FOR PRODUCTS

          4.1          Payment.  Payment for the Products shall be made by NuVim, on the terms and conditions set forth herein, in an amount equal to the price per Product multiplied by the quantity of Products delivered by SMBI to NuVim pursuant to a purchase order. The current price from SMBI for each Product is the price set forth on Exhibit A hereto.  SMBI’s current pricing to NuVim will remain in effect until 12/31/04 and may be adjusted thereafter by SMBI no more often than twice a year upon ninety (90) days prior written notice to NuVim. The price for each Product will be the most favorable price offered to any customer of SMBI purchasing within NuVim’s volume ranges, and adjustments in price shall be reasonable and justifiable.  No payment required to be made by NuVim hereunder shall be subject to any offset or other deduction.

          4.2          Timing of Payments.

          (a)           Until NuVim has brought all outstanding amounts due within SMBI’s thirty (30) days credit terms, all shipments of Products hereunder will be “cash in advance”.

          (b)           When all of NuVim’s past due amounts are within such credit terms, SMBI will grant to NuVim a credit level not to exceed a thirty (30) day supply of product and NuVim shall pay for Products within thirty (30) days of  the invoice date,  which shall be no earlier than the date of shipment from a storage facility in the United States.

ARTICLE 5.     WARRANTIES AND INDEMNIFICATION

          5.1          Warranties.  (a) SMBI warrants that Products manufactured by SMBI and shipped to NuVim hereunder:  (i) at the time of shipment will meet the Specifications and (ii) will have a minimum shelf life of at least twelve (12) months from the date of delivery hereunder.  SMBI hereby agrees to test or have tested according to test protocols agreed to by SMBI and NuVim, each lot of

Products to be supplied pursuant to this Agreement and SMBI shall retain a sample of each lot tested for at least the shelf life of such lot plus two years.  THE FOREGOING WARRANTIES ARE MADE BY SMBI EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                         (b)          NuVim warrants and agrees that it will give SMBI prior notice of any statement and/or claims made on any packaging or promotional and sales material of any Product and SMBI will confirm to NuVim, if NuVim so requests, that it has reviewed such statements and claims; provided that any such review shall not be taken as an indication of SMBI’s approval thereof.

          5.2          Obligation of SMBI to Indemnify.  SMBI agrees to indemnify, defend and hold NuVim and its officers, directors, employees and agents harmless from and against any and all liability, damage, loss, cost or expense (collectively “Losses”) including reasonable attorneys’ fees resulting from SMBI’s breach of its warranties hereunder.

          5.3          Obligation of NuVim to Indemnify.  NuVim will indemnify, defend and hold SMBI and its officers, directors, employees and agents harmless from and against any and all Losses including reasonable attorneys’ fees, resulting from NuVim’s manufacture, promotion and/or marketing of any substance containing Products, including, without limitation, claims made by reason of labeling prepared by NuVim, unless such liability, damage, loss, cost or expense is caused by the breach of SMBI’s warranties under this Article 5.

          5.4          Notice to Indemnifying Party.  If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 5.2 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 5.4, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall, within thirty (30) days (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the  prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right, except as provided below in this Section 5.4, to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, however, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

ARTICLE 6.     TERMINATION

          6.1          Term.  Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence as of the date of this Agreement and shall extend for ten (10) years (the “Term”).  Subject to the fulfillment by NuVim of the Minimum Purchase Requirements set  forth in Section 2.4 above, this Agreement shall be automatically renewed for successive two (2) year terms (each a “Renewal Term”).  Upon the termination of this Agreement, the provisions of this Agreement shall expire and terminate and be of no further force or effect and neither party shall have liability to the other party, except to the extent specifically set forth in Section 6.7 hereto.

          6.2          Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual written agreement between the parties.

          6.3          Termination for Breach.  If either party breaches or defaults in the performance of or observance of any of such party’s material obligations under this Agreement and such breach or default is not cured within sixty (60) days (ten (10) days for monetary breaches) after receipt by such party of written notice from the non-breaching or non-defaulting party specifying the breach or default, then the non-breaching or non-defaulting party shall have the right to terminate this Agreement with immediate effect by giving written notice to the breaching or defaulting party.  In the event that any such breach or default hereunder relates exclusively to the obligations of a party with respect to an individual Product, the right of termination provided in this Section 6.3 shall be limited to termination of such Product only.

          6.4          Termination for Bankruptcy.  This Agreement may be terminated by either party, on fifteen (15) days written notice, if any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the other party’s assets or by similar proceeding under the law for release of creditors shall be instituted by or against the other party or if the other party shall make an assignment for the benefit of its creditors.

          6.5          Termination for Termination of License Agreement.  This Agreement may be terminated by SMBI if that certain Amended and Restated License Agreement, dated as of the date hereof, between SMBI and NuVim has been terminated by its terms.

          6.6          Termination for Regulatory Change.  This Agreement may be terminated by either party upon six (6) months written notice to the other party in the event that any statute, rule or regulation (a “New Regulation”) is enacted, promulgated or deemed applicable to any Product and such New Regulation has a substantial economic burden with respect to the continued performance under this Agreement by such party.  In the event that any such New Regulation relates exclusively to the obligations of a party with respect to an individual Product, the right of termination provided in this Section 6.6 shall be limited to termination only with respect to such Product only.

          6.7          Expiration; Termination; Consequences.

                         (i)           Upon termination of this Agreement, SMBI shall manufacture and deliver, and NuVim shall purchase in accordance with the provisions hereof, any and all amounts of Product ordered by NuVim pursuant to a purchase order prior to such termination date.  In addition, upon termination of this Agreement, NuVim shall have the right to sell its remaining inventory of Products, or, if so directed by SMBI, shall forthwith deliver to SMBI (or dispose of as directed by SMBI), Products and any other property covered under this Agreement and which NuVim may have in its possession or under its control.  Any Products NuVim is not permitted by SMBI to sell shall be repurchased by SMBI at NuVim’s original purchase price therefor, plus the direct cost of charges incurred by NuVim in any such return.

                         (ii)          Articles 5, 7, 8 and Sections 11.1 through 11.9 of this Agreement shall survive termination of this Agreement.

                         (iii)         Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date thereof.

ARTICLE 7.     RECALLS

          7.1          Recalls.  SMBI and NuVim shall notify the other promptly if any batch of Product purchased by NuVim pursuant to this Agreement is subject to recall, seizure, market withdrawal or correction or if any end user notifies NuVim of an adverse reaction as a result of the use of any Product, and the parties agree to cooperate in the handling and disposition of such recall, seizure, market withdrawal or correction or notification of adverse reaction; provided, however, in the event of a disagreement as to any matters related to such recall, seizure, market withdrawal or correction or adverse reaction, SMBI shall have final authority with respect to such matters.  SMBI shall bear the costs of all recalls, seizures, market withdrawals or corrections of Products purchased by NuVim pursuant to this Agreement if such recall, seizure, market withdrawal or correction is due to a breach by SMBI of any of its obligations hereunder; NuVim shall bear the costs of all recalls, seizures, market withdrawals or corrections of Products purchased by NuVim pursuant to this Agreement if such recall, seizure, market withdrawal or correction is due to a breach by NuVim of any of its obligations hereunder; and to the extent such recall, seizure, market withdrawal or correction is not a result of a breach by either NuVim or SMBI of any of their respective obligations hereunder, the costs of any recall, seizure, market withdrawal or correction shall be borne by NuVim.  In the event of any recall, seizure, market withdrawal or correction, SMBI shall, to the extent it is required to bear the costs of such recall, seizure, market withdrawal or correction as provided above, in addition to bearing the cost of such recall, seizure, market withdrawal or correction, (i) replace the amount of Products recalled, seized or withdrawn and (ii) reimburse NuVim for all verifiable out-of-pocket costs incurred by NuVim in respect of such recalled, seized or withdrawn Products.  NuVim shall maintain records of all sales of Products in accordance with its standard operating procedure.

ARTICLE 8.     CONFIDENTIALITY

          8.1          Treatment of Confidential Information.  Except as otherwise provided in this  Article 8, during the Term, any Renewal Term, and for a period of five (5) years thereafter, each party hereto shall hold in confidence, and may use but not disclose to a third party (except as specifically set forth herein or with the express prior written consent of the other party), any and all Confidential Information.

          8.2          Limits on disclosure.  (i) Without limiting the generality of Section 8.1 hereof, each party may disclose Confidential Information to its employees, consultants, attorneys, contractors, advisors and affiliates who need to receive the Confidential Information in order to further the activities contemplated in this Agreement.  Each party shall take sufficient precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements.  Each party understands and agrees that the wrongful disclosure of Confidential Information may result in serious and irreparable damage to the other party, that the remedy at law or any breach of this covenant may be inadequate, and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

                         (ii)          It is acknowledged that Confidential Information may be obtained by a party from the other party not only in writing or other tangible form (including electronic), but also through discussions between each party’s respective representatives, demonstrations, observations and other intangible methods.

                         (iii)         Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the written request of the disclosing party, the receiving party shall return all Confidential Information of the disclosing party (including all copies, excerpts and summaries thereof contained on any media) or destroy such Confidential Information at the option of the disclosing party.

ARTICLE 9.     FORCE MAJEURE

          9.1          Effects of Force Majeure.  No party hereto shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money) if such failure or delay is caused by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes, intervention of governmental agency, inability to obtain material, labor, equipment or transportation, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected party (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.

          9.2          Notice of Force Majeure.  Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected party will be unable to perform its obligations hereunder.  Each party further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other party prompt written notice when it is again fully able to perform such obligations.

          9.3          Allocation of Capacity.  If, as a result of a Force Majeure Event, SMBI at any time is unable to fully supply the purchase orders of NuVim for Products in accordance with this Agreement, SMBI shall use its commercially reasonable efforts to equitably allocate its available resources and production capacity among NuVim and SMBI’s other customers taking into consideration the respective requirements of each during a reasonable period of time prior to the allocation, as well as such requirements during the allocation period.  During such time as SMBI is unable to supply the purchase orders of NuVim, SMBI agrees to use commercially reasonable efforts to license to a third party, of its choice, such of its technology as is needed to produce Products in order to fulfill its obligations to supply Products to NuVim hereunder.  SMBI shall contract directly with such third party to provide the Products to SMBI for resale to NuVim in accordance with this Agreement.  Notwithstanding the foregoing, in the event that SMBI and NuVim reasonably agree at any time that the Force Majeure Event will continue for a period at least six months, NuVim may upon 14 days prior written notice to SMBI, obtain from a third party alternate ingredients (provided such do not incorporate or infringe upon SMBI Intellectual Property) to replace the SMBI Product in the Licensed Products affected by the event of Force Majeure.  During the Force Majeure Event and thereafter for a period (not to exceed 90 days) during which the alternate supply arrangement anticipated by the prior sentence continues, NuVim’s minimum purchase obligations shall be reduced in proportion to the number of days in the applicable contract period during which the Force Majeure Event continues.

ARTICLE 10.     LEGAL COMPLIANCE; AUTHORIZATION

          10.1        Legal Compliance.  Each party shall comply in all material respects with all laws, rules and regulations of all jurisdictions (both foreign and domestic) applicable to the conduct of its business pursuant to this Agreement.

          10.2        Authorization.  Each party hereto hereby represents and warrants to the other that all corporate action on the part of such party necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of such party has been taken.

ARTICLE 11.     MISCELLANEOUS

          11.1        Independent Contractors.  The relationship between SMBI on the one hand and NuVim on the other hand, is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between SMBI on the one hand and NuVim on the other hand.  Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

          11.2        Assignment.  This Agreement may be assigned by either party in connection with any sale, merger or other business combination involving all or substantially all of the parties’ assets or stock; provided, that if NuVim is ever sold, merged or undergoes such other business combination, as a condition to such sale, merger or other business combination, the acquirer must agree to assume and be bound by the terms of this Agreement.  Except as set forth in the preceding sentence, neither this Agreement nor any other rights or obligations hereunder shall be assigned by either party by operation of law or otherwise without the prior written consent of the other party.

          11.3        Governing Law.  This Agreement shall be deemed to have been entered into and shall be governed by and construed under the internal laws of the State of Ohio.

          11.4        No Implied Waiver.  No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          11.5        Severability.  If any provision or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

          11.6        Notices.  Any notice to be given by either party shall be in writing, sent by facsimile, express or registered or certified mail, postage pre-paid or by pre-paid next business day courier service, to the attention of:

If to SMBI:	Stolle Milk Biologics, Inc.
6954 Cornell Road, Suite 400
Cincinnati, Ohio 45242
Fax No. 513-489-7267
Attention: Con F. Sterling, Jr.
President

If to NuVim:	NuVim, Inc.
12 Route 17 North, Suite 210
Paramus, NJ 07652
Fax No. 201-556-1012
Attention: Richard Kundrat
Chief Executive Officer

          Any such notice or communication shall be effective upon such personal delivery or three (3) days after it is sent by such registered or certified mail, as the case may be.

          11.7        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          11.8        Entire Agreement.  This Agreement, including the Exhibits hereto which are incorporated herein as if set forth in their entirety at the point of reference thereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings related to the same subject matter between the parties.  The parties intend this Agreement to be a complete statement of the terms of their understanding.  No change or modification of any of the provisions hereof shall be effective unless in writing and signed by an authorized officer of each of the parties.

          11.9        Amendments.  Any amendment or modification to this Agreement shall only be valid if made by writing and signed by each party hereto.

          11.10      Insurance.  NuVim shall maintain insurance coverage in an amount of at least $2,000,000 (or its equivalent if Products are sold or manufactured in a foreign country) for product liability claims related to the manufacture, sale or use of the Products. Within thirty (30) days of the first order for any Product, NuVim shall provide either a certificate of such insurance or a written statement that such insurance is not available within that country, in which case SMBI may obtain such coverage at the other party’s expense.  Such policy shall name SMBI as an additional insured and shall require the insurer to notify SMBI  at least thirty (30) days prior to the insurer’s termination of the policy or the expiration of the policy.

          11.11      Technical Assistance.  SMBI agrees to provide NuVim with reasonable free telephonic technical assistance for matters relating to a Product’s quality or stability.  Such assistance will be available to NuVim, on an as-needed basis, during SMBI’s normal business hours.  All other technical assistance services (e.g. evaluation of manufactured product) will be charged at agreed to rates by SMBI and NuVim.

          11.12      Product Development.  To the extent SMBI and NuVim agree to engage in any joint product development or improvement project, such project shall be pursuant to a separate agreement which agreement shall set forth the costs to be incurred by each party for such project.

          IN WITNESS WHEREOF, SMBI and NuVim have caused this Supply Agreement to be executed as of the day and year first written above.

STOLLE MILK BIOLOGICS, INC.

By:	/s/ CON F. STERLING, JR.

Name: CON F. STERLING, JR.
Title: President

NUVIM, INC.

By:	/s/ RICHARD KUNDRAT

Name: Richard Kundrat
Title: Chief Executive Officer

EXHIBIT A

Products	FOB Cost (including Surety Bond) effective through 12/31/04

Whey Protein Concentrate	$34.00 per kilogram for quantities up to 20 metric tons
$32.00 per kilogram for quantities in excess of 20 metric tons

EXHIBIT B

Specifications

Typical Nutritional Analysis

Total Calories (Keal/100g)	360	Vitamin B6 (mg/100g)	0.03
Calories from Fat (Keal/100g)	17	Folic Acid (mg/100g)	0.15
Fiber (g/100g)	0	Vitamin B12 (mcg/100g)	9.7
Saturated Fat%	1.3	Vitamin D (IU/100g)	<0.5
Cholesterol (mg/100g)	55	Vitamin E (IU/100g)	<0.1
Vitamin A (IU/100g)	<10	Calcium%	2.2
Vitamin C (mg/100g)	<2	Phosphorus%	1.5
Vitamin B1 (mg/100g)	1.0	Sodium%	0.1
Vitamin B2 (mg/100g)	1.0	Potassium%	0.3
Niacin (mg/100g)	0.15	Magnesium%	0.1
Pantothenic Acid (mg/100g)	0.6	Copper%	0.06

Other Typical Specifications

Heavy Metals (ppm)	10 maximum
Arsenic (ppm)	1.5 maximum
Lead (ppm)	5 maximum
Inhibitory Substances (IU/mL)	<0.01
Pesticides	Meets FDA/EPA limits
Phosphatase	Negative
Kosher	Kosher Certified

Typical Amino Acid Composition (g/100g protein)

Essential Amino Acids		Non-essential Amino Acids

Leucine	9.6	Glutamic Acid	21.2
Lysine	8.0	Proline	10.4
Valine	6.6	Aspartic Acid	7.7
Isoleucine	5.5	Tyrosine	5.4
Phenylalanine	4.8	Serine	5.0
Threonine	4.5	Arginine	3.4
Methionine	2.6	Alanine	3.3
Tryptophan	1.4	Histidine	2.7

Storage

MicroLactin™ is hygroscopic and can absorb odors.  Therefore, adequate protection is required.

EXHIBIT C

Form of Purchase Order

BUYER:	NuVim, Inc.

SELLER:	Stolle Milk Biologics, Inc.,

ORDER DATE:

SHIP TO:

SHIP VIA:

Description	Quantities	Price/Unit	Total

Total	$

By:	Authorized Signature

SALES TERMS AND CONDITIONS

ACCEPTANCE:  This order shall become a binding contract, subject to the terms and conditions hereof, when placed by Buyer with Seller pursuant to the terms and conditions of the Supply Agreement dated January __, 2004 (“Supply Agreement”) between Seller and Buyer.  Seller shall notify Buyer promptly after receiving this order of the date when Seller expects to ship the goods.

TAXES:  Buyer shall be responsible for federal, state and local taxes, including transportation and sales taxes which are required to be imposed upon the goods ordered hereby by reason of their sale or delivery.

PAYMENT:  Buyer shall be invoiced by Seller not less than five (5) days prior to shipment of the goods.  Payment shall be due net thirty (30) days from the receipt of goods by Buyer. Such payment shall be computed and paid in United States dollars in cash at Cincinnati, OH, USA.

DELIVERIES:  Seller shall deliver goods according to Buyer’s instructions contained in this order.  Buyer shall be responsible for all transportation costs and Seller shall invoice Buyer for such costs.  Deliveries shall be FOB Seller’s port of entry or distribution point.  Title to and risk of loss shall pass to Buyer upon Seller’s delivery to the first carrier at Seller’s port of entry or distribution point.

LATE CHARGE:  Seller may impose a late payment charge on any balance not paid when due equal to the lesser of 1.5% per month or the maximum allowable by law.

APPLICABLE LAW:  Any disputes with respect to this order shall be governed by the laws of the State of Ohio, without regard to its rules as to conflicts of laws.